Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd Announces Five-Year Extension, Settlement Agreement With Contractors Access
Program of California, Inc.

HAMILTON, Bermuda, June 18, 2008 – CRM Holdings, Ltd. (the “Company”) (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers’ compensation insurance industry, today announced its wholly-owned subsidiary Compensation Risk Managers of California, LLC (“CRM CA”) has signed a five-year contract extension with Contractors Access Program of California, Inc. (“CAP”), a self-insured group managed by CRM CA.

Under terms of the agreement, CRM CA will continue to manage CAP for a five-year term beginning July 1, 2008, and running through June 30, 2013. The agreement also calls for a 10% increase in CRM CA’s annual management fee from the program. In addition, CRM CA has agreed to contribute towards CAP’s September 2006 settlement with its previous program manager. This resolution will consist of five annual payments by CRM CA of $400,000 commencing on July 1, 2009

“Contractors has been an outstanding self-insured group in California since 2003, and we are pleased to continue managing the trust for the next five years on behalf of its members,” said Daniel G. Hickey Jr., CRM’s Chairman and Chief Executive Officer. “This agreement demonstrates CAP’s continued confidence in CRM CA’s ability to provide high-level management services to self-insured groups throughout the State.”

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at http://www.CRMHoldingsLtd.bm.

CRMH-G

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 231-8600 ext. 117

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the company’s Form 10-K for the year ended December 31, 2007, and in other documents filed by the company with the Securities and Exchange Commission.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

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